Exhibit 99.1

NEWS RELEASE	ZAZA ENERGY CORPORATION 1301 MCKINNEY STREET SUITE 3000 HOUSTON, TX 77010

ZAZA PRICES PRIVATE OFFERING OF $40 MILLION OF 9% CONVERTIBLE SENIOR NOTES DUE 2017

HOUSTON — October 17, 2012 — ZaZa Energy Corporation (“ZaZa”) (NASDAQ: ZAZA) today announced the pricing of its offering of $40.0 million aggregate amount of Convertible Senior Notes due 2017 (the “Convertible Notes”) in a private placement to qualified institutional buyers and accredited investors.  ZaZa intends to use the net proceeds from the offering, after discounts and offering expenses, to fund drilling capital expenditures and leasehold transactions and for general corporate purposes.

The Convertible Notes will be the senior, unsecured obligations of ZaZa. They will bear interest at a fixed rate of 9.0% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning February 1, 2013. Interest on the Convertible Notes will accrue from October 22, 2012. The Convertible Notes will mature on August 1, 2017, unless earlier converted, redeemed or repurchased.

The Convertible Notes will be convertible at any time prior to the third trading day immediately preceding the maturity date, at the option of the holders, into shares of ZaZa’s common stock. The conversion rate will initially be 400.0000 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of $2.50 per share of common stock), and will be subject to adjustment upon the occurrence of certain events. In addition, ZaZa will, in certain circumstances, increase the conversion rate for holders who convert their Convertible Notes in connection with a make-whole fundamental change (as such term will be defined in the indenture relating to the Convertible Notes).

ZaZa may not redeem the Convertible Notes prior to August 1, 2015. On and after August 1, 2015, ZaZa may redeem for cash all or part of the Convertible Notes if the last reported sale price of its common stock equals or exceeds 150% of the applicable conversion price for at least 20 trading days during the 30 consecutive trading day period ending on the trading day immediately prior to the date on which ZaZa delivers the notice of the redemption. The redemption price will equal 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Upon a fundamental change (as defined in the indenture relating to the Convertible Notes), subject to certain exceptions, the holders may require ZaZa to repurchase some or all of their Convertible Notes for cash at a repurchase price equal to 100% of the principal amount of the Convertible Notes being repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Convertible Notes were offered inside the United States to qualified institutional buyers and accredited investors in a private placement in reliance on Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

The Convertible Notes and the shares of common stock into which they are convertible have not been and will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration

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requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

The Convertible Notes will be subject to resale and transfer restrictions in accordance with applicable securities laws.

This press release contains forward-looking statements. Forward-looking statements give ZaZa’s current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information.  Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom.  Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in ZaZa’s filings with the Securities and Exchange Commission.

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Sard Verbinnen & Co.

Dan Gagnier, +1-212-687-8080

dgagnier@sardverb.com